Exhibit 21

Subsidiaries

Name	State or Jurisdiction

Stocker Yale (UK) Limited

Photonic Products Limited (owned 100% by Stocker Yale (UK) Limited)

Lasiris Holdings, Inc.

StockerYale Canada, Inc. (owned 100% by Lasiris Holdings, Inc.)

StockerYale (IRL), Ltd.

England England New Brunswick, Canada Quebec, Canada Cork, Ireland